Exhibit 99.1

CAPTARIS, #553406

Captaris Sells MediaLinq

September 18, 2003, 7:00 a.m., MT

Moderator: Dave Anastasi

Operator

Good morning, ladies and gentlemen, and welcome to the Captaris Sells MediaLinq conference. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero. As a reminder, this conference is being recorded today, Thursday, September 18, 2003.

I would now like to turn the conference over to Mr. Pete Papano, Chief Financial Officer. Please go ahead, sir.

P. Papano

Good morning, it’s a very exciting time to join the company. Also on the call today is Dave Anastasi, President and CEO, and Matt Scheuing, President of the Products Group who was a key player in the discussions with Ptek and will manage the relationship going forward.

I’ll start with the necessary forward-looking statements, discuss the financial aspects of the recent sale, the MediaLinq Division, and then turn the call over to Dave and Matt to provide an update on our growth strategy. After our formal remarks we’ll open the call to answer your questions.

Before we begin, let me remind you that certain portions of our comments today will be forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements relate to our plans, objectives, expectations and intentions. Forward-looking statements also include any statements we make about expected or anticipated financial results or conditions of the company after this call.

These statements are no guarantee of future performance and are subject to numerous risks and uncertainties and here we refer you specifically to our most recent annual report on Form 10-K and to the investor relations section of our website under forward-looking risk disclosures for discussion of factors that could cause actual results to differ materially from those discussed in our statements.

You should not rely on these forward-looking statements which reflect only our opinion as of this date, so you should make your own assessment based on available company, market, industry and financial and economic information. We do not assume any obligation to revise forward looking statements. You should also carefully review the risk factors set forth in

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other reports or documents we file from time to time with the Securities and Exchange Commission, particularly the quarterly reports on Form 10-Q, annual reports on Form 10-K and any current reports on Form 8-K.

As previously disclosed, we are pleased to announce that we concluded an agreement to sell the assets of MediaLinq to Expedite Systems on September 15, 2003. The purchase price was $16.9 million including cash of $15.3 million and assumed liabilities of $1.6 million.

Additionally, we entered into license and resell agreements with a minimum compensation of $2 million over the subsequent three year period. We are very satisfied with the terms of this transaction since the initial purchase price represents approximately five years of undiscounted free cash flow for the MediaLinq Division and yet we continue to participate in the services business with a strong global partner.

MediaLinq revenues are approximately $2 million per month and the transaction is effective September 1, 2003; therefore, we will not have MediaLinq revenues after August. Through August our revenues were tracking to budget and adjusting for the MediaLinq transaction and including CallXpress revenues through the end of the year, we forecast 2003 revenues in the range of $85-$89 million.

Previously we announced our intent to sell the CallXpress portion of our business and we reaffirm our expectation to conclude that transaction before the end of the year if not sooner and we will update you as soon as appropriate.

Updated revenue and earnings per share guidance will be provided in the third quarter earnings conference call.

Now I’ll turn the call over to Dave.

D. Anastasi

Thanks, Pete. Good morning and thank you all for joining us. The announcement we made on Tuesday of the sale of MediaLinq to Ptek Expedite underscores our focus on the growth segment of our business. We strongly believe this transaction will enable Captaris to further dedicate the appropriate resources and operational focus needed to extend our core strength and leadership position in Enterprise facts and business information delivery solutions.

To be clear, we certainly did not take this decision lightly. Our management team and Board of Directors have assessed the future of the company. It was ultimately determined to truly focus our future business to where we can make the most promising investments for the future and thus maximize Captaris shareholder value. Moreover, we trust that this will reemphasize

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our intentions and investment direction towards premise based business information delivery solutions and provide ongoing opportunities for talented MediaLinq associates within the context of the company focused on the outsourced business.

From Ptek Expedite’s perspective, the acquisition of MediaLinq and its network and technology, particularly on the transaction based outsourced messaging, offered a welcome addition to its portfolio and strengthens its leadership position in the market it serves. And on the sale of the MediaLinq assets, we also believe that both companies and their respective customers will benefit from the ongoing opportunities underlying the partnership.

The deal we announced includes mutual service resale opportunities which allow Expedite to expand their current e-document delivery solutions into a services environment. As a result, Expedite gained significant time to market advantages in developing state-of-the-art transaction processing platforms worldwide, while Captaris gains the benefit of revenue participation and non-premise based services both in North America and in international markets. Combined consideration from these offerings is Captaris is taking a minimum of $2 million over the course of three years with potential notable upside.

In summary, we believe selling MediaLinq assets to Expedite reinforces the long term vision of Captaris, that is to strengthen our position as a leading provider of business information delivery solutions. Our stated strategic intent is to focus on serving Enterprise customers with premise based document and information delivery solutions.

Our current offerings, RightFax, and our suite of mobility products and mobile extensions, as well as future Captaris products are and will be the cornerstones of that endeavor. Our significant and growing install base, industry leading strategic partnerships, worldwide reach and newly developed solutions and offerings will factor prominently in our plans.

Over the coming months and years we plan on moving quickly to complement our existing portfolio with additional capabilities which we believe address the critical information delivery needs that our customers count on in operating their businesses, additional modes of information input and output, additional integration opportunities with leading Enterprise applications and finally enhanced ability to integrate and support our customers’ critical business processes for information delivery.

I’d like to leave you with the fact that we are more optimistic than ever about the long term prospects of Captaris and our targeted profitable double digit growth. This goal is supported by our current performance tracking, existing development, the existing deployment of information delivery solutions

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worldwide and the increasing depth of our strategic partner relationships.

I’m very confident about our plans for the future and look forward to speaking with you all again when we release our financial results for the third quarter and nine months ended September 30, 2003.

Thank you for joining us this morning and I would now like to open the call for questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press star followed by the two. You will hear a three-toned prompt acknowledging your selection. Please ask one question and one follow-up and re-poll for additional questions. One moment, please, for our first question.

Our first question comes from Chad Bennett. Please state your company name followed by your question.

C. Bennett	Miller, Johnson, Steichen & Kinnard. Good morning.

Management	Good morning, Chad.

C. Bennett	Pete, just a little bit of clarification here. The $85 to $89 million range you gave for this year, now that just excludes MediaLinq?

P. Papano	Correct.

C. Bennett	Okay, so CallXpress is in there?

P. Papano	Correct.

C. Bennett

Okay. And when you guys report Q3, are you going to separate out RightFax from MediaLinq? I don’t know if it’s going to be on the official report, but in your 10-Q, both, not just from a top line perspective, but all the way down the income statement?

P. Papano	Well, we have segment information in the Q on MediaLinq. You know there’s revenues and operating income and so we’ll still have that consistent presentation in the Q.

C. Bennett

Okay. Lastly or my last question until I step out, you’re going to have, I guess you had $75 million in cash at the end of Q2, $90 million after this transaction and you might get something for CallXpress on the cash side and you’ve still got a fiscal payment that could put you over $100 million in cash. What are the plans and what’s the time line?

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D. Anastasi	Matt, you want to... ?

M. Scheuing

Obviously the announcements we’ve made are part of a deliberate long term strategic plan and part of our long term strategic plan obviously contemplates what I call our organic growth investment especially as it relates to top line and market coverage. But concurrent with that we’ve been looking at quite a few external options for growth and related technology capabilities and most of those would broaden our offering as a business information delivery solutions provider beyond core fax and e-doc solutions.

C. Bennett	Okay. Last question. Dave, you mentioned at the end of your comments you expect to grow this RightFax business at double digits going forward. Is that something we should assume going into 2004?

D. Anastasi

I said the company actually, but RightFax is certainly a part of it. Our expectation, and I won’t provide guidance for 2004, but we certainly believe that we’re going to create a double digit growth strategy here.

C. Bennett	Okay, thanks.

Operator	Our next question comes from Joe Sullivan. Please state your company name followed by your question.

J. Sullivan

Hi, this is Joe Sullivan at Feltl and Company. Just a couple of questions. You gave guidance of $85 to $89 and last quarter you gave the guidance of $93 to $97 with an EPS number of 4 to 11 cents. Can you just carry the EPS number down for us? What should we expect out of the $85 to $89 million in the EPS guidance?

And then just one high level question. You talked about now being focused on RightFax with mobility along with that. Can you walk through where you see the synergies between RightFax mobility and just how the company comes together with those two products?

D. Anastasi	Did you want to answer the first question and Matt can kind of follow through?

P. Papano

Okay. Joe, this is Pete. Let’s see, I’d beg your indulgence. I’ve been with the company for three weeks and I’d like to ask your indulgence to wait on the EPS guidance until the earnings conference call.

J. Sullivan	Fair enough.

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M. Scheuing

On the second question on the mobility, you know we’ve always looked at mobility as almost a core feature, an extension if you will of our core e-document delivery and information delivery platforms. So if you look at business information delivery solutions of today and tomorrow, they will obvious migrate beyond the desktop for such things as alerting, notification, input/output. So mobility is sort of the new desktop metaphor. So over the coming months and years you’ll see us integrate mobility ever more tightly into our core product offerings. That’s why certainly the mobility platform will retain a prominent role. Maybe not necessarily in terms of overall revenues, but certainly in terms of strategic value to extending our positions there.

D. Anastasi

I think just to add to that, it’s important to understand as we’ve constantly reiterated is that RightFax is more than a fax engine. It’s a very robust input/output engine that wraps around key workflow process environments and extends and complements a variety of other extended applications in that environment. So it’s important to be clear that that’s the message. Beyond just the core fax business, we are planning on continuing to extend that capability into that environment.

J. Sullivan

I guess just one follow-up. Back on the transaction, can you give some idea how the long term relationship works out as far as licensing and payment to you of the $2 million that’s guaranteed, how that formula works or how you’re going to generate revenue out of it?

M. Scheuing

Sure. As we stated already, there’s a minimum threshold for all these sub-agreements and there are several agreements underlying this deal so it wasn’t just the sale of MediaLinq so you’ve got some multiple revenue sharing agreements.

The way it works is we built joint services platform and we participate in those. The benefit of course being that Expedite is a global player so we’ve got some global fill-in opportunities. There’s also some cross-referral opportunities that extend each others channel reach and coverage. That is we can resell these services and they in turn can resell even our core product offerings. And so we look at it really as best in breed players on both the core information delivery side which is what we provide on the software side, and the best in breed platform services provider really joining forces internationally. We would look at $2 million as sort of the minimum growth platform for that over the course of three years.

D. Anastasi

I think it’s important to remember we participated with broadcast fax and broadcast e-mail in North America only and also just launched the transaction messaging strategy. This gives us a chance to, as Matt said, play internationally in a place that we would have been limited in and also still participate in exactly the same areas we were really interested in. But at the same time it gives the core asset on the broadcast fax and e-mail piece to MediaLinq to extend and allow us to really focus on the CPE side of what we can do there and benefit the relationship from there.

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J. Sullivan	I guess just a point of clarity. Is transaction messaging as you’ve described it something new then to Ptek Expedite?

D. Anastasi

No, they’ve been involved in transaction messaging. That’s a big part of their business, so this is something that they are extending their platform by using our capabilities and allowing them to link together. So that was one of the big benefits to them is we had the premise based capabilities and they had a big robust global business around broadcast and transaction messaging, so it’s a very nice fit.

M. Scheuing

What they didn’t have before was what I would consider sort of the world class on ramp to that platform and that’s a new component we provide into that mix. And that’s what certainly made it attractive not just from the basic deal, but from the ongoing revenue and partnering opportunities.

J. Sullivan	Alright, thank you.

Operator

Ladies and gentlemen, if there are any additional questions, please press star followed the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

At this time there are no additional questions. Please continue.

D. Anastasi

I want to thank everybody for joining us. We’re very excited even though it’s a difficult decision to part with some of the talented people in the sense of the people that were running the MediaLinq business. That team’s an exceptional team and that’s the most difficult part in this decision. But we believe that we have taken advantage of the opportunity to be able to put them in an environment that benefits Ptek Expedite, but also Captaris going forward and they’ll have a great opportunity in a much bigger environment and we’ll get to play in a much bigger environment in this space.

We’re quite excited about this and we’re going to continue to drive our strategy around business information delivery and look forward to announcing great results as we go forward. Thanks. Have a good day.

Operator

Thank you, sir. Ladies and gentlemen, this concludes today’s Captaris Sells MediaLinq conference call. If you would like to listen to a replay of today’s conference, please dial 800-405-2236 followed by access number 553406.

We thank you for participating. You may now disconnect.

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